Filed Pursuant To Rule 433

Registration No. 333-217785

April 4, 2018

Filed Pursuant To Rule 433
Registration No. 333-217785
April 4, 2018
SPDR® ETF Trading Report
Investment ProfessIonal Use only
February 2018

Ticker	ETF Name	Spread ($)	Spread (%)	Spread ($) vs. 3 month trailing	Consolidated Avg. Daily Volume (shares)	Consolidated Average Daily Volume ($)	Consolidated Avg. Daily Volume (shares) vs. 3 month trailing	Avg. Quote Size (shares)	Avg. Quote Size (Shares) vs. 3 month trailing	Avg. Quote Size ($)	Avg. Quote Size ($) vs. 3 month trailing	Avg. Trade Size	Daily Volatility (%)	Short Interest as of 2/15/2018
US Core
SPY	SPDR S&P 500® ETF	0.01	0.01	0.01	153,880,103	41,397,034,764	110,583,916	941	1,741	256,941	474,158	259	3.52	203,868,847
MDY	SPDR S&P MidCap 400® ETF	0.09	0.03	0.06	1,760,215	596,109,868	1,292,734	462	514	158,479	178,940	161	1.73	1,663,259
SLY	SPDR S&P 600 Small Cap ETF	0.36	0.28	0.30	30,389	3,993,038	24,049	742	736	98,167	98,926	119	1.38	20,119
DIA	SPDR Dow Jones Industrial Average	0.03	0.01	0.02	9,620,923	2,389,740,382	6,084,541	425	408	106,168	102,429	160	2.17	6,093,598
	ETF Trust
SPTM	SPDR Portfolio Total Stock Market ETF	0.02	0.06	0.02	466,497	15,572,257	602,311	2,180	1,610	73,292	54,564	253	1.60	48,554
SPSM	SPDR Portfolio Small Cap ETF	0.02	0.08	0.02	237,739	7,089,792	312,747	1,583	1,141	47,279	34,631	224	1.49	107,781
SPLG	SPDR Portfolio Large Cap ETF	0.02	0.06	0.01	521,062	16,408,193	628,156	3,697	2,600	117,274	83,070	422	1.53	47,844
SPMD	SPDR Portfolio Mid Cap ETF	0.01	0.04	0.01	379,797	12,572,953	371,011	805	911	26,689	30,712	270	1.47	15,293
SPYX	SPDR S&P 500 Fossil Fuel Reserves	0.11	0.17	0.10	21,672	1,423,442	25,445	743	733	49,013	48,284	197	1.09	1,525
	Free ETF
SHE	SPDR SSGA Gender Diversity Index ETF	0.11	0.16	0.08	8,631	612,791	21,358	762	687	54,118	49,584	108	1.07	20,986
US Style
SPYG	SPDR Portfolio S&P 500 Growth ETF	0.01	0.04	0.01	1,008,951	34,468,480	760,560	775	802	26,605	27,435	353	1.84	108,854
SPYV	SPDR Portfolio S&P 500 Value ETF	0.02	0.05	0.01	1,011,048	30,898,428	698,845	1,338	1,215	40,741	37,746	766	1.56	63,765
MDYG	SPDR S&P 400 Mid Cap Growth ETF	0.19	0.12	0.15	55,935	8,751,379	86,283	448	421	70,347	66,812	90	1.30	8,119
MDYV	SPDR S&P 400 Mid Cap Value ETF	0.11	0.11	0.09	41,419	4,118,564	81,444	452	431	45,226	44,302	103	1.33	16,459
SLYG	SPDR S&P 600 Small Cap Growth ETF	0.48	0.21	0.43	31,601	7,212,793	32,044	719	719	164,378	166,814	53	1.35	13,471
SLYV	SPDR S&P 600 Small Cap Value ETF	0.15	0.12	0.14	103,437	12,725,408	98,429	570	658	70,526	83,757	87	1.47	32,800
US Sector
XLY	Consumer Discretionary Select Sector	0.01	0.01	0.01	9,791,253	1,014,878,193	6,410,193	784	1,160	80,800	116,811	152	2.16	8,693,280
	SPDR Fund
XLP	Consumer Staples Select Sector	0.01	0.02	0.01	18,900,383	1,033,392,327	13,895,457	2,740	5,149	150,707	292,059	277	1.65	35,811,778
	SPDR Fund
XLE	Energy Select Sector SPDR Fund	0.01	0.02	0.01	21,006,464	1,449,468,657	15,219,164	1,275	2,414	87,265	173,413	182	2.56	22,409,681

Source: NYSE, Nasdaq and BATS as of 02/28/2018. Past performance is not a guarantee of future results.

SPDR® ETF Trading Report

Ticker	ETF Name	Spread ($)	Spread (%)	Spread ($) vs. 3 month trailing	Consolidated Avg. Daily Volume (shares)	Consolidated Average Daily Volume ($)	Consolidated Avg. Daily Volume (shares) vs. 3 month trailing	Avg. Quote Size (shares)	Avg. Quote Size (Shares) vs. 3 month trailing	Avg. Quote Size ($)	Avg. Quote Size ($) vs. 3 month trailing	Avg. Trade Size	Daily Volatility (%)	Short Interest as of 2/15/2018
US Sector (cont’d)
XLF	Financial Select Sector SPDR Fund	0.01	0.03	0.01	79,568,423	2,271,638,378	65,765,378	27,441	42,810	794,399	1,222,473	776	2.34	68,645,618
XLV	Health Care Select Sector SPDR Fund	0.01	0.01	0.01	13,933,737	1,169,661,676	9,666,657	631	1,583	53,680	133,883	171	2.05	23,522,640
XLI	Industrial Select Sector SPDR Fund	0.01	0.01	0.01	17,330,306	1,316,637,137	12,738,752	956	1,869	73,638	143,255	200	2.15	36,729,859
XLB	Materials Select Sector SPDR Fund	0.01	0.02	0.01	9,785,123	583,991,247	6,710,550	973	1,954	58,816	119,296	205	2.11	14,832,298
XLK	Technology Select Sector SPDR Fund	0.01	0.02	0.01	19,982,912	1,313,550,982	14,557,416	1,905	3,961	127,698	260,251	268	2.24	26,188,817
XLU	Utilities Select Sector SPDR Fund	0.01	0.02	0.01	23,738,986	1,166,019,091	19,185,997	3,626	3,955	178,122	203,917	244	1.85	64,328,316
XLRE	Real Estate Select Sector SPDR Fund	0.01	0.03	0.01	5,725,699	174,076,796	3,088,827	3,764	5,413	114,896	173,347	437	1.98	2,634,354
US Industry
KBE	SPDR S&P Bank ETF	0.01	0.02	0.01	2,809,753	138,687,319	2,593,967	665	724	33,108	35,566	163	2.39	3,321,845
KCE	SPDR S&P Capital Markets ETF	0.11	0.19	0.09	17,127	999,507	23,802	1,323	1,523	77,844	89,319	99	1.47	14,067
KIE	SPDR S&P Insurance ETF	0.03	0.09	0.02	436,931	13,466,204	438,617	1,106	1,195	34,049	37,087	358	1.42	1,053,911
KRE	SPDR S&P Regional Banking ETF	0.01	0.02	0.01	7,409,160	456,186,607	7,062,550	1,163	746	72,958	45,986	164	2.49	20,079,626
XBI	SPDR S&P Biotech ETF	0.04	0.05	0.04	5,068,762	457,679,218	4,840,209	360	468	32,905	41,110	147	3.01	30,076,417
XNTK	SPDR NYSE Technology ETF	0.13	0.14	0.11	38,294	3,405,854	29,454	387	408	34,628	35,887	116	1.66	2,897
XHB	SPDR S&P Homebuilders ETF	0.01	0.03	0.01	3,393,251	143,351,941	2,036,549	778	926	33,003	40,836	183	2.30	11,090,985
XME	SPDR S&P Metals & Mining ETF	0.01	0.04	0.01	3,530,356	128,592,771	3,835,059	629	789	22,877	28,479	195	2.96	8,441,035
XES	SPDR S&P Oil & Gas Equipment &	0.02	0.11	0.02	1,015,378	16,134,503	819,831	2,024	1,936	31,665	32,425	320	3.45	1,274,531
	Services ETF
XITK	SPDR FactSet Innovative Technology ETF	0.16	0.19	0.15	4,297	357,591	3,176	149	150	12,444	12,249	137	1.37	2,025
XOP	SPDR S&P Oil & Gas Exploration &	0.01	0.03	0.01	20,082,946	684,234,703	16,771,272	1,152	1,945	39,372	72,381	230	3.32	58,251,211
	Production ETF
XPH	SPDR S&P Pharmaceuticals ETF	0.05	0.11	0.04	124,288	5,286,624	123,722	496	514	21,301	22,598	216	1.82	595,869
XRT	SPDR S&P Retail ETF	0.01	0.03	0.01	5,927,932	268,759,094	6,174,831	577	748	26,312	34,379	186	2.55	23,765,172
XSD	SPDR S&P Semiconductor ETF	0.05	0.08	0.05	230,321	15,802,935	154,553	317	370	21,979	26,284	163	1.83	336,602
XHE	SPDR S&P Health Care Equipment ETF	0.20	0.30	0.17	27,298	1,817,860	25,692	222	204	14,857	13,654	123	1.32	29,314
XTL	SPDR S&P Telecom ETF	0.17	0.24	0.15	25,885	1,784,789	37,175	425	499	29,459	34,628	164	1.19	7,110

Source: NYSE, Nasdaq and BATS as of 02/28/2018. Past performance is not a guarantee of future results.
State Street Global Advisors

SPDR® ETF Trading Report

Ticker	ETF Name	Spread ($)	Spread (%)	Spread ($) vs. 3 month trailing	Consolidated Avg. Daily Volume (shares)	Consolidated Average Daily Volume ($)	Consolidated Avg. Daily Volume (shares) vs. 3 month trailing	Avg. Quote Size (shares)	Avg. Quote Size (Shares) vs. 3 month trailing	Avg. Quote Size ($)	Avg. Quote Size ($) vs. 3 month trailing	Avg. Trade Size	Daily Volatility (%)	Short Interest as of 2/15/2018
US Industry (cont'd)														
XAR	SPDR S&P Aerospace & Defense ETF	0.08	0.10	0.07	219,814	18,778,241	156,621	520	563	45,053	48,026	131	1.87	2,310,362
XHS	SPDR S&P Health Care Services ETF	0.23	0.36	0.19	6,326	403,796	5,570	212	264	13,593	16,586	100	1.27	14,385
XSW	SPDR S&P Software & Services ETF	0.26	0.36	0.22	5,760	424,479	7,525	979	958	72,053	69,385	97	0.98	1,316
XTH	SPDR S&P Technology Hardware ETF	0.22	0.31	0.19	772	55,810	1,582	927	935	67,377	70,710	62	1.55	496
XTN	SPDR S&P Transportation ETF	0.07	0.11	0.06	78,755	5,002,755	54,905	347	369	22,198	24,099	158	1.65	11,678
XWEB	SPDR S&P Internet ETF	0.28	0.38	0.26	915	65,743	864	984	991	71,571	70,711	76	1.16	3,224
XKII	SPDR Kensho Intelligent Structures ETF	0.08	0.28	0.07	2,894	86,557	9,356	1,694	1,237	50,710	37,680	178	0.58	11,089
XKST	SPDR Kensho Smart Mobility ETF	0.08	0.26	0.07	808	24,818	4,241	1,444	1,317	44,358	41,206	74	0.94	2,991
XKFS	SPDR Kensho Future Security ETF	0.08	0.25	0.06	2,159	65,027	7,241	1,168	998	35,573	30,658	218	0.97	4,486
Real Estate Equities														
RWR	SPDR Dow Jones REIT ETF	0.04	0.05	0.04	336,243	28,421,727	245,944	452	471	38,365	42,193	162	1.80	88,192
RWO	SPDR Dow Jones Global Real Estate ETF	0.05	0.11	0.04	314,503	14,366,493	267,689	367	366	16,819	17,434	205	1.36	57,152
RWX	SPDR Dow Jones International Real Estate ETF	0.01	0.04	0.01	860,492	34,041,396	776,736	788	918	31,343	37,069	242	1.16	1,570,202
Global Equities														
DGT	SPDR Global Dow ETF	0.51	0.59	0.48	5,085	436,165	3,390	145	145	12,534	12,648	126	1.02	1,005
GII	SPDR S&P Global Infrastructure ETF	0.08	0.16	0.07	52,915	2,607,831	30,308	282	278	14,135	14,379	324	0.98	6,927
GNR	SPDR S&P Global Natural Resources ETF	0.08	0.17	0.07	238,661	11,732,033	197,159	245	248	12,080	12,312	260	1.47	44,685
CWI	SPDR MSCI ACWI ex-US ETF	0.02	0.06	0.02	259,823	10,253,857	258,363	1,165	1,572	46,167	62,474	307	1.29	8,667
ACIM	SPDR MSCI ACWI IMI ETF	0.46	0.59	0.44	15,055	1,175,711	9,553	143	145	11,274	11,596	135	0.90	493
EFAX	SPDR MSCI EAFE Fossil Fuel Reserves Free ETF	0.30	0.40	0.25	16,652	1,222,570	8,335	182	136	13,457	10,094	162	0.60	1,627
SPDW	SPDR Portfolio World ex- US ETF	0.01	0.04	0.01	564,703	17,916,177	817,263	2,293	3,846	73,165	123,347	322	1.21	114,295
GWX	SPDR S&P International Small Cap ETF	0.05	0.14	0.04	145,260	5,129,515	143,501	386	394	13,760	14,231	232	1.09	7,065
LOWC	SPDR MSCI ACWI Low Carbon Target ETF	0.19	0.21	0.20	8,371	765,301	5,270	135	138	12,389	12,671	329	0.99	345

Source: NYSE, Nasdaq and BATS as of 02/28/2018. **Past performance is not a guarantee of future results.**

State Street Global Advisors

3

SPDR® ETF Trading Report

Ticker	ETF Name	Spread ($)	Spread (%)	Spread ($) vs. 3 month trailing	Consolidated Avg. Daily Volume (shares)	Consolidated Average Daily Volume ($)	Consolidated Avg. Daily Volume (shares) vs. 3 month trailing	Avg. Quote Size (shares)	Avg. Quote Size (Shares) vs. 3 month trailing	Avg. Quote Size ($)	Avg. Quote Size ($) vs. 3 month trailing	Avg. Trade Size	Daily Volatility (%)	Short Interest as of 2/15/2018
International Developed Equities — Region/Country														
FEZ	SPDR EURO STOXX 50 ETF	0.01	0.02	0.01	6,612,574	270,604,242	4,216,739	5,678	7,657	234,573	320,094	374	1.57	3,855,923
FEU	SPDR STOXX Europe 50 ETF	0.07	0.19	0.05	72,729	2,640,743	109,753	330	335	11,820	12,189	291	1.06	2,836
SMEZ	SPDR EURO STOXX Small Cap ETF	0.19	0.29	0.16	6,097	397,391	8,040	188	192	12,382	12,621	145	0.87	7,681
Emerging Market Equities														
SPEM	SPDR Portfolio Emerging Markets ETF	0.03	0.09	0.03	574,930	22,949,854	547,421	320	454	12,750	17,681	315	1.60	34,166
GMF	SPDR S&P Emerging Asia Pacific ETF	0.21	0.19	0.17	30,293	3,271,529	27,346	195	198	21,215	21,413	123	1.22	40,501
EEMX	SPDR MSCI Emerging Markets Fossil Fuel Reserves Free ETF	0.63	0.87	0.50	5,546	394,835	3,622	179	171	12,927	12,257	172	1.09	2,036
EWX	SPDR S&P Emerging Markets Small Cap ETF	0.08	0.16	0.06	87,346	4,584,295	78,397	295	291	15,515	15,295	189	1.22	183,168
GXC	SPDR S&P China ETF	0.19	0.17	0.13	129,672	14,564,730	105,179	193	197	21,879	22,108	109	1.87	35,084
XINA	SPDR MSCI China A Shares IMI ETF	0.10	0.41	0.10	2,496	60,113	9,434	148	150	3,587	3,663	221	0.40	184
Advanced Beta — Income														
EDIV	SPDR S&P Emerging Markets Dividend ETF	0.09	0.26	0.07	79,104	2,765,798	67,581	318	547	11,127	18,272	221	1.25	47,987
DWX	SPDR S&P International Dividend ETF	0.04	0.10	0.03	134,878	5,447,750	116,857	488	481	19,900	19,891	246	1.01	70,520
SDY	SPDR S&P Dividend ETF	0.02	0.02	0.02	937,043	86,361,435	698,469	534	530	49,519	50,237	172	1.60	748,857
WDIV	SPDR S&P Global Dividend ETF	0.10	0.14	0.09	13,073	908,762	13,382	201	200	14,043	14,171	143	0.86	9,298
SPYD	SPDR Portfolio S&P 500 High Dividend ETF	0.01	0.04	0.01	295,539	10,721,662	242,472	677	815	24,611	30,444	209	1.47	28,627
Advanced Beta — Multi Factor														
QCAN	SPDR MSCI Canada StrategicFactors ETF	0.06	0.11	0.05	2,360	138,203	14,377	212	208	12,475	12,599	145	0.70	160
QDEU	SPDR MSCI Germany StrategicFactors ETF	0.08	0.12	0.06	16,282	1,106,564	6,682	261	266	17,195	17,717	523	0.88	1
QJPN	SPDR MSCI Japan StrategicFactors ETF	0.26	0.33	0.25	9,559	773,682	4,598	201	199	15,953	15,901	523	0.75	2,813
QGBR	SPDR MSCI United Kingdom StrategicFactors ETF	0.24	0.45	0.19	23,753	1,268,213	9,811	247	253	13,219	13,645	1,339	0.57	4,670
QEFA	SPDR MSCI EAFE StrategicFactors ETF	0.30	0.46	0.27	13,149	856,654	25,721	221	233	14,463	15,361	114	0.78	12,112

Source: NYSE, Nasdaq and BATS as of 02/28/2018. **Past performance is not a guarantee of future results.**

State Street Global Advisors

4

SPDR® ETF Trading Report

Ticker	ETF Name	Spread ($)	Spread (%)	Spread ($) vs. 3 month trailing	Consolidated Avg. Daily Volume (shares)	Consolidated Average Daily Volume ($)	Consolidated Avg. Daily Volume (shares) vs. 3 month trailing	Avg. Quote Size (shares)	Avg. Quote Size (Shares) vs. 3 month trailing	Avg. Quote Size ($)	Avg. Quote Size ($) vs. 3 month trailing	Avg. Trade Size	Daily Volatility (%)	Short Interest as of 2/15/2018
Advanced Beta — Multi Factor (cont'd)														
QWLD	SPDR MSCI World StrategicFactors ETF	0.22	0.29	0.20	3,789	287,823	2,922	255	259	19,277	19,789	248	0.96	77
QEMM	SPDR MSCI Emerging Markets StrategicFactors ETF	0.47	0.71	0.38	67,166	4,433,339	27,822	223	220	14,741	14,464	822	0.95	30,349
QUS	SPDR MSCI USA StrategicFactors ETF	0.17	0.22	0.13	8,763	675,097	14,132	126	130	9,753	10,197	112	1.29	4,974
Advanced Beta — Single Factor														
SPYB	SPDR S&P 500 Buyback ETF	0.16	0.25	0.15	7,085	447,521	6,382	1,204	1,189	76,556	76,269	137	1.18	61
VLU	SPDR S&P 1500 Value Tilt ETF	0.37	0.37	0.31	1,137	115,979	1,054	367	365	37,556	37,631	92	1.64	581
MMTM	SPDR S&P 1500 Momentum Tilt ETF	0.55	0.47	0.53	2,194	256,661	1,444	252	259	29,634	30,458	112	0.96	8,331
LGLV	SPDR SSGA US Large Cap Low Volatility Index ETF	0.29	0.33	0.16	8,909	809,980	7,176	218	214	19,747	19,649	159	0.91	8,382
SMLV	SPDR SSGA US Small Cap Low Volatility Index ETF	0.26	0.30	0.23	42,435	3,732,048	38,161	860	868	75,851	79,487	268	0.86	123
ONEY	SPDR Russell 1000 Yield Focus ETF	0.14	0.21	0.18	750	51,904	2,266	133	126	9,144	8,966	43	0.77	1,655
ONEO	SPDR Russell 1000 Momentum Focus ETF	0.22	0.30	0.18	15,881	1,158,410	22,749	226	221	16,543	16,478	132	0.95	21,028
ONEV	SPDR Russell 1000 Low Volatility Focus ETF	0.21	0.29	0.16	2,771	200,224	2,294	188	180	13,647	13,303	131	0.74	4,675
Advanced Beta — Fixed Income														
DWFI	SPDR Dorsey Wright Fixed Income Allocation ETF	0.04	0.18	0.05	69,476	1,731,167	60,860	7,735	5,187	192,756	131,231	453	0.55	35,221
CBND	SPDR Bloomberg Barclays Issuer Scored Corporate Bond ETF	0.13	0.40	0.10	4,261	134,371	2,990	196	199	6,224	6,389	105	0.32	1,503
Fixed Income — US Government														
BIL	SPDR Bloomberg Barclays 1–3 Month T-Bill ETF	0.01	0.01	0.01	1,460,008	133,536,237	750,461	30,100	57,130	2,753,194	5,224,166	1,226	0.02	178,092
ITE	SPDR Bloomberg Barclays Intermediate Term Treasury ETF	0.06	0.10	0.05	121,569	7,124,616	109,089	1,267	1,221	74,302	72,193	563	0.14	3,773
SPTL	SPDR Portfolio Long Term Treasury ETF	0.03	0.09	0.02	237,965	8,150,746	303,592	1,354	1,331	46,330	47,277	421	0.73	158,947

Source: NYSE, Nasdaq and BATS as of 02/28/2018. **Past performance is not a guarantee of future results.**

State Street Global Advisors

5

SPDR® ETF Trading Report

Ticker	ETF Name	Spread ($)	Spread (%)	Spread ($) vs. 3 month trailing	Consolidated Avg. Daily Volume (shares)	Consolidated Average Daily Volume ($)	Consolidated Avg. Daily Volume (shares) vs. 3 month trailing	Avg. Quote Size (shares)	Avg. Quote Size (Shares) vs. 3 month trailing	Avg. Quote Size ($)	Avg. Quote Size ($) vs. 3 month trailing	Avg. Trade Size	Daily Volatility (%)	Short Interest as of 2/15/2018
Fixed Income — US Government (cont'd)														
IPE	SPDR Bloomberg Barclays TIPS ETF	0.05	0.08	0.04	87,869	4,849,224	131,645	720	911	39,769	50,943	200	0.25	222,454
SPTS	SPDR Portfolio Short Term Treasury ETF	0.02	0.05	0.01	209,739	6,223,009	177,055	1,244	1,149	36,884	34,231	513	0.10	94,496
TIPX	SPDR Bloomberg Barclays 1–10 Year TIPS ETF	0.03	0.17	0.03	38,896	742,345	125,791	579	676	11,029	13,008	402	0.36	47,312
Fixed Income — US Investment Grade Corporates														
SPSB	SPDR Portfolio Short Term Corporate Bond ETF	0.01	0.03	0.01	1,073,033	32,496,518	1,211,936	3,286	2,348	99,459	71,285	593	0.08	484,924
SPIB	SPDR Portfolio Intermediate Term Corporate Bond ETF	0.01	0.03	0.01	1,239,960	41,773,437	1,035,836	1,031	1,081	34,740	36,787	499	0.16	114,497
SPLB	SPDR Portfolio Long Term Corporate Bond ETF	0.02	0.06	0.02	437,082	11,877,742	334,485	501	724	13,701	20,345	500	0.49	11,716
FLRN	SPDR Bloomberg Barclays Investment Grade Floating Rate ETF	0.01	0.03	0.01	887,205	27,277,483	656,598	1,021	969	31,415	29,792	568	0.08	58,131
Fixed Income — High Yield														
JNK	SPDR Bloomberg Barclays High Yield Bond ETF	0.01	0.03	0.01	24,772,203	893,372,786	16,111,087	10,122	10,549	365,417	385,859	552	0.61	51,707,711
SJNK	SPDR Bloomberg Barclays Short Term High Yield Bond ETF	0.01	0.04	0.01	3,902,542	106,967,581	2,477,286	4,801	4,931	131,401	135,855	529	0.47	1,151,466
CJNK	SPDR ICE BofAML Crossover Corporate Bond ETF	0.11	0.42	0.13	61,660	1,594,786	48,918	1,590	983	41,288	25,789	288	0.34	5,957
Fixed Income — US Mortgage														
MBG	SPDR Bloomberg Barclays Mortgage Backed Bond ETF	0.07	0.26	0.05	56,068	1,430,760	59,194	2,905	1,759	73,986	45,213	348	0.28	32,940
Fixed Income — US Aggregate														
SPAB	SPDR Portfolio Aggregate Bond ETF	0.01	0.04	0.01	706,372	19,811,393	998,253	1,423	1,793	40,002	51,068	395	0.20	42,155
Fixed Income — Hybrids														
CWB	SPDR Bloomberg Barclays Convertible Securities ETF	0.01	0.03	0.01	1,378,195	70,677,018	1,137,229	437	398	22,543	20,608	226	1.26	628,873
PSK	SPDR Wells Fargo Preferred Stock ETF	0.05	0.12	0.04	78,164	3,314,618	133,628	545	853	23,157	37,488	216	0.36	36,976

Source: NYSE, Nasdaq and BATS as of 02/28/2018. **Past performance is not a guarantee of future results.**

State Street Global Advisors

6

SPDR® ETF Trading Report

Ticker	ETF Name	Spread ($)	Spread (%)	Spread ($) vs. 3 month trailing	Consolidated Avg. Daily Volume (shares)	Consolidated Average Daily Volume ($)	Consolidated Avg. Daily Volume (shares) vs. 3 month trailing	Avg. Quote Size (shares)	Avg. Quote Size (Shares) vs. 3 month trailing	Avg. Quote Size ($)	Avg. Quote Size ($) vs. 3 month trailing	Avg. Trade Size	Daily Volatility (%)	Short Interest as of 2/15/2018
Fixed Income — Municipal														
SHM	SPDR Nuveen Bloomberg Barclays Short Term Municipal Bond ETF	0.01	0.03	0.01	663,942	31,852,770	773,231	1,598	1,129	76,714	54,213	466	0.10	467,215
TFI	SPDR Nuveen Bloomberg Barclays Municipal Bond ETF	0.02	0.05	0.02	540,012	25,870,044	611,233	387	429	18,594	20,837	74	0.28	699,178
HYMB	SPDR Nuveen S&P High Yield Municipal Bond ETF	0.10	0.18	0.10	126,558	7,005,227	111,044	426	488	23,633	27,191	215	0.37	22,280
Fixed Income — International														
WIP	SPDR Citi International Government Inflation-Protected Bond ETF	0.09	0.16	0.09	181,592	10,687,023	117,079	628	595	36,990	34,649	268	0.46	95,031
BWZ	SPDR Bloomberg Barclays Short Term International Treasury Bond ETF	0.13	0.40	0.10	113,958	3,755,402	85,481	453	377	14,966	12,329	348	0.39	37,281
BWX	SPDR Bloomberg Barclays International Treasury Bond ETF	0.01	0.04	0.01	951,561	27,693,437	706,876	447	363	13,007	10,478	437	0.47	491,301
IBND	SPDR Bloomberg Barclays International Corporate Bond ETF	0.09	0.25	0.08	287,099	10,352,182	163,286	1,016	574	36,605	20,582	353	0.48	145,808
EBND	SPDR Bloomberg Barclays Emerging Markets Local Bond ETF	0.03	0.10	0.03	267,445	8,063,123	259,170	750	816	22,641	24,557	510	0.48	274,202
Commodity														
GLD®	SPDR Gold Trust®	0.01	0.01	0.01	9,282,469	1,172,430,964	8,451,529	1,686	1,780	212,976	221,030	232	0.75	14,381,363
NANR	SPDR S&P North American Natural Resources ETF	0.05	0.15	0.04	858,117	28,740,633	305,992	481	467	16,486	16,520	5,380	0.98	5,994
Active — Asset Allocation														
RLY	SPDR SSGA Multi-Asset Real Return ETF	0.09	0.34	0.08	35,944	940,067	29,611	1,620	1,714	42,257	45,243	305	0.74	6,667
INKM	SPDR SSGA Income Allocation ETF	0.08	0.24	0.07	9,161	302,038	7,766	2,042	2,212	67,472	74,391	289	0.57	648
GAL	SPDR SSGA Global Allocation ETF	0.14	0.36	0.09	29,158	1,122,177	23,607	2,090	2,139	80,527	82,882	222	0.89	10,323

Source: NYSE, Nasdaq and BATS as of 02/28/2018. **Past performance is not a guarantee of future results.**

State Street Global Advisors

7

SPDR® ETF Trading Report

Ticker	ETF Name	Spread ($)	Spread (%)	Spread ($) vs. 3 month trailing	Consolidated Avg. Daily Volume (shares)	Consolidated Average Daily Volume ($)	Consolidated Avg. Daily Volume (shares) vs. 3 month trailing	Avg. Quote Size (shares)	Avg. Quote Size (Shares) vs. 3 month trailing	Avg. Quote Size ($)	Avg. Quote Size ($) vs. 3 month trailing	Avg. Trade Size	Daily Volatility (%)	Short Interest as of 2/15/2018
Active — Equity
SYE	SPDR MFS Systematic Core Equity ETF	0.29	0.38	0.21	2,832	211,917	4,033	178	279	13,404	21,168	57	1.04	5,024
SYG	SPDR MFS Systematic Growth	0.28	0.35	0.21	28,210	2,215,799	15,238	203	291	16,408	23,505	419	1.13	1,130
	Equity ETF
SYV	SPDR MFS Systematic Value Equity ETF	0.27	0.41	0.20	5,867	386,050	4,163	307	441	20,268	29,606	117	1.07	4,269
Active — Fixed Income
TOTL	SPDR DoubleLine Total Return	0.02	0.04	0.02	548,121	26,237,723	477,667	619	643	29,646	31,103	388	0.24	30,990
	Tactical ETF
EMTL	SPDR DoubleLine Emerging Markets	0.14	0.28	0.12	5,775	286,532	7,798	666	1,307	33,051	65,851	175	0.29	6,021
	Fixed Income ETF
STOT	SPDR DoubleLine Short Duration Total	0.11	0.23	0.07	18,123	889,165	12,847	840	990	41,190	48,787	264	0.17	15,633
	Return Tactical ETF
SRLN	SPDR Blackstone / GSO Senior Loan ETF	0.01	0.03	0.01	887,040	42,082,578	558,247	1,375	953	65,257	45,217	739	0.13	147,987
ULST	SPDR SSGA Ultra Short Term Bond ETF	0.04	0.10	0.05	80,043	3,222,318	37,723	729	618	29,392	24,904	1,230	0.07	180

Source: NYSE, Nasdaq and BATS as of 02/28/2018. Past performance is not a guarantee of future results.
Prior to 10/16/2017, the SPDR Portfolio Total Stock Market ETF (SPTM) was known as the SPDR Russell 3000® ETF (THRK), the SPDR Portfolio Large Cap ETF (SPLG) was known as the SPDR Russell 1000® ETF (ONEK), the SPDR Portfolio Mid Cap ETF (SPMD) was known as the SPDR S&P 1000® ETF (SMD), the SPDR Portfolio Small Cap ETF (SPSM) was known as the SPDR Russell 2000® ETF (TWOK), the SPDR Portfolio S&P 500 Growth ETF (SPYG) was known as the SPDR S&P 500 Growth ETF (SPYG), the SPDR Portfolio S&P 500 Value ETF (SPYV) was known as the SPDR S&P 500 Value ETF (SPYV), the SPDR Portfolio S&P 500 High Dividend ETF (SPYD) was known as the SPDR S&P 500 High Dividend ETF (SPYD), the SPDR Portfolio Developed World ex-US ETF (SPDW) was known as the SPDR S&P World ex-US ETF (GWL), the SPDR Portfolio Emerging Markets ETF (SPEM) was known as the SPDR S&P Emerging Markets ETF (GMM), the SPDR Portfolio Aggregate Bond ETF (SPAB) was known as the SPDR Bloomberg Barclays Aggregate Bond ETF (BNDS), the SPDR Portfolio Short Term Corporate Bond ETF (SPSB) was known as the SPDR Bloomberg Barclays Short Term Corporate Bond ETF (SCPB), the SPDR Portfolio Intermediate Term Corporate Bond ETF (SPIB) was known as the SPDR Bloomberg Barclays Intermediate Term Corporate Bond ETF (ITR), the SPDR Portfolio Long Term Corporate Bond ETF (SPLB) was known as the SPDR Bloomberg Barclays Long Term Corporate Bond ETF (LWC), the SPDR Portfolio Short Term Treasury ETF (SPTS) was known as the SPDR Bloomberg Barclays Short Term Treasury ETF (SST), and the SPDR Portfolio Long Term Treasury ETF (SPTL) was known as the SPDR Bloomberg Barclays Long Term Treasury ETF (TLO).
State Street Global Advisors

SPDR® ETF Trading Report
ssga.com | spdrs.com
Not for public use.
State Street Global Advisors One Iron Street, Boston MA 02210. T: +1 866 787 2257.
Important Risk Information
ETFs trade like stocks, are subject to investment risk, fluctuate in market value and may trade at prices above or below the ETFs’ net asset value. Brokerage commissions and ETF expenses will reduce returns.
While the shares of ETFs are tradable on secondary markets, they may not readily trade in all market conditions and may trade at significant discounts in periods of market stress.
Commodities and commodity-index linked securities may be affected by changes in overall market movements, changes in interest rates, and other factors such as weather, disease, embargoes, or political and regulatory developments, as well as trading activity of speculators and arbitrageurs in the underlying commodities.
Frequent trading of ETFs could significantly increase commissions and other costs such that they may offset any savings from low fees or costs.
Diversification does not ensure a profit or guarantee against loss.
Investing in commodities entails significant risk and is not appropriate for all investors.
Important Information Relating to SPDR Gold Trust (“GLD®”):
The SPDR Gold Trust (“GLD”) has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents GLD has filed with the SEC for more complete information about GLD and this offering.
Please see the GLD prospectus for a detailed discussion of the risks of investing in GLD shares.
When distributed electronically, the GLD prospectus is available by clicking here. You may get these documents for free by visiting EDGAR on the SEC website at sec.gov or by visiting spdrgoldshares.com. Alternatively, the Trust or any authorized participant will arrange to send you the prospectus if you request it by calling 866.320.4053.
GLD is not an investment company registered under the Investment Company Act of 1940 (the “1940 Act”) and is not subject to regulation under the Commodity Exchange Act of 1936 (the “CEA”). As a result, shareholders of the Trust do not have the protections associated with ownership of shares in an investment company registered under the 1940 Act or the protections afforded by the CEA.
GLD shares trade like stocks, are subject to investment risk and will fluctuate in market value. The value of GLD shares relates directly to the value of the gold held by GLD (less its expenses), and fluctuations in the price of gold could materially and adversely affect an investment in the shares. The price received upon the sale of the shares, which trade at market price, may be more or less than the value of the gold represented by them. GLD does not generate any income, and as GLD regularly sells gold to pay for its ongoing expenses, the amount of gold represented by each Share will decline over time to that extent.
Standard & Poor’s®, S&P® and SPDR® are registered trademarks of Standard & Poor’s Financial Services LLC
(S&P); Dow Jones is a registered trademark of Dow Jones Trademark Holdings LLC (Dow Jones); and these trademarks have been licensed for use by S&P Dow Jones Indices LLC (SPDJI) and sublicensed for certain purposes by State Street Corporation. State Street Corporation’s financial products are not sponsored, endorsed, sold or promoted by SPDJI, Dow Jones, S&P, their respective affiliates and third party licensors and none of such parties make any representation regarding the advisability of investing in such product(s) nor do they have any liability in relation thereto.
For more information, please contact the Marketing Agent for GLD: State Street Global Advisors Funds Distributors, LLC, One Iron Street, Boston MA 02210; T: +1 866 320 4053 spdrgoldshares.com.
The trademarks and service marks referenced herein are the property of their respective owners. Third party data providers make no warranties or representations of any kind relating to the accuracy, completeness or timeliness of the data and have no liability for damages of any kind relating to the use of such data.
State Street Global Advisors and SSGA are registered trademarks of State Street Corporation.
There is no relationship between Dorsey Wright & Associates, LLC (collectively with its parent companies and affiliates, “Dorsey Wright”) and State Street Global Advisors (“SSGA”) other than a license by Dorsey Wright to
SSGA of certain Dorsey Wright trademarks and trade names, and the Dorsey Wright Fixed Income Rotation Index (“Index”), for use by SSGA.
BLOOMBERG®, a trademark and service mark of Bloomberg Finance L.P. and its affiliates, and BARCLAYS®, a trademark and service mark of Barclays Bank Plc, have each been licensed for use in connection with the listing and trading of the SPDR Bloomberg Barclays ETFs.
Distributor: State Street Global Advisors Funds Distributors, LLC, member FINRA, SIPC, an indirect wholly owned subsidiary of State Street Corporation. References to State Street may include State Street Corporation and its affiliates. Certain State Street affiliates provide services and receive fees from the SPDR ETFs. ALPS Distributors,
Inc., member FINRA, is distributor for SPDR S&P 500, SPDR S&P MidCap 400 and SPDR Dow Jones Industrial Average, and all unit investment trusts. ALPS Portfolio Solutions Distributor, Inc., member FINRA, is distributor for
Select Sector SPDRs. ALPS Distributors, Inc. and ALPS Portfolio Solutions Distributor, Inc. are not affiliated with
State State Street Global Advisors Funds Distributors, LLC.
State Street Global Advisors Funds Distributors, LLC is the distributor for certain registered products on behalf of the advisor. SSGA Funds Management has retained Nuveen Asset Management, LLC as the sub-advisor to certain of such funds. State Street Global Advisors Funds Distributors, LLC is not affiliated with Nuveen Asset Management, LLC.
Before investing, consider the funds’ investment objectives, risks, charges and expenses. To obtain a prospectus or summary prospectus which contains this and other information, call 866.787.2257 or visit spdrs.com. Read it carefully.

© 2018 State Street Corporation. All Rights Reserved.
State Street Global Advisors	ID12457-2070577.1.1.NA.RTL 0318 Exp. Date: 04/30/2019 SPD001618

SPDR® GOLD TRUST has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Trust or any Authorized Participant will arrange to send you the prospectus if you request it by calling toll free at 1-866-320-4053 or contacting State Street Global Advisors Funds Distributors, LLC, One Lincoln Street, Attn: SPDR® Gold Shares, 30th Floor, Boston, MA 02111.